Exhibit 99.1

SeaWorld Entertainment, Inc. Reports First Quarter 2021 Results

ORLANDO, FL, May 6, 2021 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the first quarter of 2021.[1]

First Quarter 2021 Highlights

•	Attendance was 2.2 million guests, a decline of 0.1 million guests, or 4.5%, from the first quarter of 2020. Compared to the first quarter of 2019, attendance declined by 1.1 million guests or 33.7%.

•	Total revenue was $171.9 million, an increase of $18.4 million, or 12.0% from the first quarter of 2020. Compared to the first quarter of 2019, total revenue declined by $48.7 million or 22.1%.

•	Net loss was $44.9 million, an improvement of $11.6 million or 20.6% from the first quarter of 2020. Compared to the first quarter of 2019, net loss increased by $7.9 million or 21.2%.

•	Adjusted EBITDA[2] was $25.2 million, an increase of $56.0 million from the first quarter of 2020. Compared to the first quarter of 2019, Adjusted EBITDA increased by $8.8 million or 53.4%.

•

Total revenue per capita increased 17.2% to $77.63 from the first quarter of 2020.  Admission per capita increased 10.8% to $43.25 while in-park per capita spending increased 26.4% to $34.38 from the first quarter of 2020. Compared to the first quarter of 2019, total revenue per capita increased 17.6%, admission per capita increased 12.0%, while in-park per capita spending increased 25.3%.

Other

•

As of March 31, 2021, the Company had approximately $431 million of cash and cash equivalents on its balance sheet and approximately $312 million available on its revolving credit facility resulting in total liquidity of approximately $743 million.

•

The Company estimates that its average monthly Adjusted Net Cash Flow[2] during the quarter was approximately $5.1 million of net positive cash flows, which excludes certain payments to vendors due in and deferred from previous quarters.  The Company estimates that the average monthly Net Cash Burn[2] during the quarter was approximately $1.1 million when including these deferred payments.

•

As of March 31, 2021, 10 of the Company’s 12 parks were open (which is consistent with the same period in 2019). Parks continue to operate with capacity limitations and modified/limited operations due to the COVID-19 pandemic.

•

As previously stated, the Company expects to operate all 12 of its parks for their 2021 operating season.  Park opening dates are subject to change based on federal, state, and local guidelines related to COVID-19.

•	In the first quarter of 2021, the Company helped rescue over 530 animals bringing total rescues over its history to more than 38,600.

“Our first quarter financial results continue to demonstrate our ability to strategically operate in the current environment,” said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc. “I am extremely proud that we not only generated positive Adjusted Net Cash Flow during the quarter, but we achieved higher Adjusted EBITDA in the first quarter compared to the first quarter of 2019.  The success of the strategic pricing, marketing, cost and capital investment initiatives that we developed and had been refining prior to the onset of the COVID-19 pandemic combined with the strategies we developed and actions we have taken during the COVID-19 pandemic period helped us deliver meaningfully positive first quarter Adjusted EBITDA when compared to both the first quarters of 2020 and 2019. Our pricing and product strategies are clearly working, and our guests are spending more when they visit our parks.  Our first quarter events including new or expanded event days at some of our parks as well as several new or reimagined venues we launched during the quarter helped contribute to the increased guest spending. We are excited to have experienced a robust Spring Break season across our parks including several days where our parks reached capacity limitations for the

[1

] Given the disruption the Company experienced in 2020, when it temporarily closed all its parks on March 16th, the Company believes a comparison of its results to the first quarter of 2019 provides a more meaningful insight on its performance and operating trajectory.  The Company provides a comparison versus both 2019 and 2020 in this release and will do so as well in its Form 10-Q, which it plans to file on May 7, 2021.

[2

] This earnings release includes Adjusted EBITDA, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Flow which are financial measures and other supplemental financial metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Other Supplemental Financial Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Flow and the reconciliation of non-GAAP financial measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

current operating environment. To be clear, we believe our attendance would’ve been notably higher, were it not for capacity limitations and closed parks.  Attendance trends have improved relative to 2019 during the first quarter of 2021, which included a slight benefit from an earlier Easter/Spring Break period when compared to the first quarter of 2019.  We are encouraged by our guests desire to visit and spend at our parks and believe this is a good indicator for expected demand during our peak summer season.”

“We expect that our parks will return to a more normalized operating environment as the year progresses. Despite the progress we have made, we continue to believe there are significant additional opportunities to improve our execution and drive meaningful growth in revenue and Adjusted EBITDA when our parks are no longer restricted by capacity limitations and event and other restrictions.  We are successfully navigating through this extraordinary environment and we are confident we are emerging an even stronger and more profitable enterprise,” concluded Swanson.

The Company’s first quarter 2021 financial results continue to be impacted by the COVID-19 pandemic.  At the start of the first quarter, seven of the Company’s 12 parks were open (compared to eight of its 12 parks in the prior year), all operating with capacity limitations, modified/limited operations, reduced operating days and/or reduced operating hours. By the end of the first quarter, 10 of its 12 parks were open (compared to all of its parks temporarily closed at the end of the first quarter of 2020) all operating with capacity limitations and modified/limited operations. As a reminder, the Company temporarily closed all its parks on March 16, 2020, in response to the COVID-19 pandemic. On February 1, 2021, the Company in consultation with the State of Virginia, increased capacity at its Busch Gardens Williamsburg park to approximately 6,000 guests based on revisions to the methodology for calculating restricted capacity at theme parks. The Company was able to further increase capacity for this park on April 1, 2021, to approximately 13,000 guests.  The Company’s SeaWorld San Diego park was closed at the beginning of the first quarter due to government restrictions in the State of California. On January 15, 2021, SeaWorld San Diego introduced a limited time drive-through event and on February 6, 2021, the park resumed limited operations in compliance with state safety guidelines for zoos.  On April 12, 2021, SeaWorld San Diego resumed theme park operations with limited capacity in accordance with the State of California guidelines for theme parks.

While attendance in the first quarter was significantly impacted by the COVID-19 factors mentioned above, recent monthly attendance improved compared to the same period in 2019. Relative to 2019, monthly attendance excluding the Company’s parks in Virginia, California and Pennsylvania, which each were subject to significant capacity and / or operating restrictions during the quarter, was down 37% in January, down 39% in February, and down 18% in March.  The improving trend continued into the second quarter with monthly attendance down 15% in April on the same basis.[3]

First Quarter 2021 Results

In the first quarter of 2021, the Company hosted approximately 2.2 million guests, generated total revenues of $171.9 million, a net loss of $44.9 million and positive Adjusted EBITDA of $25.2 million. Total attendance for the quarter decreased by 0.1 million, or 4.5%, when compared to the prior year quarter.

Total revenue for the quarter increased by $18.4 million, or 12.0%, when compared to the prior year quarter.  The improvement was a result of an increase in total revenue per capita partially offset by the decline in attendance. Admission per capita (defined as admissions revenue divided by total attendance) increased by 10.8% to $43.25 primarily due to the realization of higher prices in admission products resulting from the Company’s strategic pricing efforts when compared to the prior year quarter.  Attendance declined due to COVID-19 related impacts including capacity limitations and modified/limited operations, which more than offset the impact of additional operating days in the first quarter of 2021 compared to the first quarter of 2020. Operating days increased by 34% when compared to the prior year quarter, due in part to the temporary park closures which fell during the spring break period in 2020 at most of the Company’s parks. In-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) increased 26.4% to $34.38 primarily due to increased guest spending, an improved product mix and higher realized prices and fees during the quarter.  The Company’s new and enhanced in park offerings, particularly for food, beverage and retail items, along with its events contributed to the increased guest spending for the quarter.  Adjusted EBITDA was positively impacted by the increase in total revenue resulting from improvement in total revenue per capita and a decrease in expenses.  The decrease in expenses is due primarily to a reduction in labor costs, marketing related costs and other operating costs resulting from structural cost savings initiatives and the impact of COVID-19 modified/limited operations, which more than offset the impact of additional operating days during the first quarter of 2021.

[3	] Consolidated monthly attendance relative to 2019 was down 48% in January, down 40% in February, down 23% in March and down 26% in April.

	For the Three Months Ended March 31,		Change
	2021	2020	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$171.9	$153.6	12.0%
Net loss	$(44.9)	$(56.5)	20.6%
Net loss per share, diluted	$(0.57)	$(0.72)	20.8%
Adjusted EBITDA	$25.2	$(30.9)	NM
Net cash provided by (used in) operating activities	$18.4	$(40.8)	NM
Attendance	2.21	2.32	(4.5%)
Total revenue per capita	$77.63	$66.25	17.2%
Admission per capita	$43.25	$39.05	10.8%
In-Park per capita spending	$34.38	$27.20	26.4%

Liquidity Update

As of March 31, 2021, the Company’s cash and cash equivalents balance was approximately $431 million, compared to a balance of approximately $434 million as of December 31, 2020.  Total liquidity including capacity under the Company’s revolving credit facility was approximately $743 million as of March 31, 2021.

The Company estimates that it generated positive Adjusted Net Cash Flow during the quarter ended March 31, 2021 of approximately $5.1 million per month excluding certain previously deferred payments to vendors.  The Net Cash Burn during the quarter ended March 31, 2021 was approximately $1.1 million per month when including these deferred payments. The deferred vendor balances were largely paid at the end of the first quarter.

Conference Call

The Company will hold a conference call today, Thursday, May 6, 2021 at 9 a.m. Eastern Time to discuss its first quarter financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live webcast, a replay will be available beginning at 12 p.m. Eastern Time on May 6, 2021 under the "Events & Presentations" tab of www.SeaWorldInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on May 6, 2021 through 11:59 p.m. Eastern Time on May 13, 2021 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 10154178.

Statement Regarding Non-GAAP Financial Measures and Other Supplemental Financial Metrics

This earnings release and accompanying financial statement tables include several non-GAAP financial measures and other supplemental financial metrics, including Adjusted EBITDA, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Flow. Adjusted EBITDA, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow, Net Cash Burn, Adjusted Net Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Net Cash Burn, Adjusted Net Cash Flow and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

Management believes that Net Cash Burn and Adjusted Net Cash Flow are useful financial metrics for investors to evaluate the Company's ability to continue to fund operations during periods when its parks are closed or operating with limited capacity due to the COVID-19 pandemic. The Company calculates Net Cash Burn as net cash used in operating and investing activities further adjusted for (i) mandatory debt service payments and (ii) other financing activities, excluding net proceeds from debt offerings and related transactions.  Adjusted Net Cash Flow is calculated as Net Cash Burn further adjusted to exclude certain vendor payments during the period, which were previously deferred in order to manage liquidity in response to the temporary park closures and limited reopenings related to the COVID-19 pandemic. Net Cash Burn and Adjusted Net Cash Flow are not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Net Cash Burn and Adjusted Net Cash Flow can be significantly impacted by operating performance, the timing of interest payments, in particular the timing of interest payments related to the Company’s senior notes, the timing of capital expenditures and the timing of working capital payments. Net Cash Burn and Adjusted Net Cash Flow as defined above may differ from similarly titled measures presented by other companies.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 38,600 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 and its impact on the length of time the Company’s parks will be required to operate with limited capacity and the impact of these or other potential closures on the Company and its stakeholders, complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, severe weather and travel-related disruptions or incidents; inability to compete effectively in the highly competitive theme park industry; animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites or information technology systems; increased labor costs, including minimum wage increases, and employee health and welfare benefits; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; loss of key personnel; unionization activities or labor disputes; inability to meet workforce needs; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases, acquisitions or other strategic initiatives and financing transactions; inability to maintain certain commercial licenses; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; changes to immigration, foreign trade, investments or other policies; inability to realize the full value of the Company’s intangible assets; changes in tax laws; tariffs or other trade restrictions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lindsay Walters

Senior Vice President, Edelman

202-867-8014

Lindsay.Walters@Edelman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2021	2020	#	%
Net revenues:
Admissions	$95,780	$90,506	$5,274	5.8%
Food, merchandise and other	76,140	63,055	13,085	20.8%
Total revenues	171,920	153,561	18,359	12.0%
Costs and expenses:
Cost of food, merchandise and other revenues	14,942	13,104	1,838	14.0%
Operating expenses (exclusive of depreciation and amortization shown separately below)	107,772	132,999	(25,227)	(19.0%)
Selling, general and administrative expenses	31,464	26,954	4,510	16.7%
Severance and other separation costs	86	65	21	32.3%
Depreciation and amortization	36,558	38,013	(1,455)	(3.8%)
Total costs and expenses	190,822	211,135	(20,313)	(9.6%)
Operating loss	(18,902)	(57,574)	38,672	67.2%
Other expense (income), net	174	(12)	186	NM
Interest expense	30,956	19,153	11,803	61.6%
Loss before income taxes	(50,032)	(76,715)	26,683	34.8%
Benefit from income taxes	(5,148)	(20,196)	15,048	74.5%
Net loss	$(44,884)	$(56,519)	$11,635	20.6%

Loss per share:
Net loss per share, basic	$(0.57)	$(0.72)
Net loss per share, diluted	$(0.57)	$(0.72)

Weighted average common shares outstanding:
Basic	78,458	78,213
Diluted (a)	78,458	78,213

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended March 31,			2021 vs 2020		2021 vs 2019		Last Twelve Months Ended March 31,
	2021	2020	2019	#	%	#	%	2021
Net loss	$(44,884)	$(56,519)	$(37,020)	$11,635	20.6%	$(7,864)	(21.2%)	$(300,686)
Benefit from income taxes	(5,148)	(20,196)	(15,107)	15,048	74.5%	9,959	65.9%	(15,477)
Interest expense	30,956	19,153	20,797	11,803	61.6%	10,159	48.8%	112,710
Depreciation and amortization	36,558	38,013	39,450	(1,455)	(3.8%)	(2,892)	(7.3%)	149,091
Equity-based compensation expense (b)	4,473	(3,601)	3,198	8,074	NM	1,275	39.9%	15,541
Loss on impairment or disposal of assets and certain non-cash expenses (c)	608	385	109	223	57.9%	499	457.8%	7,410
Business optimization, development and strategic initiative costs (d)	512	2,035	5,108	(1,523)	(74.8%)	(4,596)	(90.0%)	5,745
Certain investment costs and other taxes (e)	87	102	50	(15)	(14.7%)	37	74.0%	1,029
Other adjusting items (f)	2,027	(10,225)	(169)	12,252	NM	2,196	NM	7,493
Adjusted EBITDA (g)	$25,189	$(30,853)	$16,416	$56,042	NM	$8,773	53.4%	$(17,144)
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (h)								—
Adjusted EBITDA, after cost savings (i)								$(17,144)

	For the Three Months Ended March 31,		Change
	2021	2020	#	%
Net cash provided by (used in) operating activities	$18,393	$(40,767)	$59,160	NM
Capital expenditures	15,298	49,249	(33,951)	(68.9%)
Free Cash Flow (j)	$3,095	$(90,016)	$93,111	NM

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CALCULATION OF NET CASH BURN AND ADJUSTED CASH FLOW

(In thousands)

	For the Three Months Ended March 31, 2021	Monthly Average
Net cash provided by operating activities	$18,393
Net cash used in investing activities	(15,298)
Repayments of long-term debt(k)	(3,876)
Other financing activities	(2,561)
Net Cash Burn(l)	$(3,342)	$(1,114)
Previously deferred payments to vendors(m)	18,551
Adjusted Net Cash Flow(n)	$15,209	$5,070

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of March 31, 2021	As of December 31, 2020
Cash and cash equivalents	$430,567	$433,909
Total assets	$2,573,367	$2,566,358
Long-term debt, including current maturities:
Term B-5 Loans	$1,488,502	$1,492,378
Second-Priority Senior Notes	500,000	500,000
First-Priority Senior Notes	227,500	227,500
Total long-term debt, including current maturities	$2,216,002	$2,219,878
Total stockholders' deficit	$(145,792)	$(105,803)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Three Months Ended March 31,		Change
	2021	2020	#	%
Capital Expenditures:
Core(o)	10,883	44,518	(33,635)	(75.6%)
Expansion/ROI projects(p)	4,415	4,731	(316)	(6.7%)
Capital expenditures, total	$15,298	$49,249	$(33,951)	(68.9%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED OTHER DATA
(In thousands, except per capita amounts)
	For the Three Months Ended March 31,		Change
	2021	2020	#	%
Attendance	2,214	2,318	(104)	(4.5%)
Total revenue per capita (q)	$77.63	$66.25	$11.39	17.2%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL INFORMATION COMPARED TO 2019
(In thousands, except per share and per capita amounts)

	For the Three Months Ended March 31,		Change
	2021	2019	#	%
Total revenues	$171,920	$220,575	$(48,655)	(22.1%)
Net loss	$(44,884)	$(37,020)	$(7,864)	(21.2%)
Net loss per share, diluted	$(0.57)	$(0.44)	$(0.14)	(31.0%)
Adjusted EBITDA(r)	$25,189	$16,416	$8,773	53.4%
Net cash provided by operating activities	$18,393	$37,688	$(19,295)	(51.2%)
Attendance	2,214	3,340	(1,126)	(33.7%)
Total revenue per capita	$77.63	$66.04	$11.59	17.6%
Admission per capita	$43.25	$38.60	$4.65	12.0%
In-Park per capita spending	$34.38	$27.44	$6.94	25.3%

NM-Not meaningful.

(a)  During the three months ended March 31, 2021 and 2020, the Company excluded potentially dilutive shares of approximately 2.4 million and 1.7 million, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(b) Reflects non-cash equity compensation expenses associated with the grants of equity compensation.  For the three months ended March 31, 2020, includes a reversal of equity compensation for certain performance vesting restricted units which are no longer considered probable of vesting.

(c) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals.  For the twelve months ended March 31, 2021, reflects asset write-offs primarily related to certain rides and equipment which were removed from service.

(d) For the three months ended March 31, 2020, reflects business optimization, development and other strategic initiative costs primarily related to $1.8 million of third party consulting costs. For the three months ended March 31, 2019, reflects business optimization, development and other strategic initiative costs primarily related to $2.6 million of severance and other employment costs associated with positions eliminated and $2.3 million of third party consulting costs. For the twelve months ended March 31, 2021, reflects business optimization, development and other strategic initiative costs primarily related to $2.8 million of severance and other employment costs and $1.4 million of third party consulting costs.

(e) For the twelve months ended March 31, 2021, includes costs associated with a Registration Statement on Form S-3 filed in 2020.

(f) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items.  For the three months ended March 31, 2021, primarily relates to incremental non-recurring costs associated with the COVID-19 pandemic, primarily associated with incremental labor-related costs to prepare, staff and operate the parks with enhanced safety measures.

For the three months ended March 31, 2020, includes $12.5 million of insurance proceeds related to a legal settlement gain as previously disclosed. For the twelve months ended March 31, 2021, includes approximately $11.0 million of incremental non-recurring costs associated with the COVID-19 pandemic, partially offset by approximately $4.4 million related to the return of funds previously paid for a legal settlement. The costs associated with the COVID-19 pandemic primarily relate to incremental labor-related costs to prepare, staff and operate the parks with enhanced safety measures, incremental third-party consulting costs primarily related to the Company’s COVID-19 response and safety communication strategies, contract termination or modification costs related to impacts from the temporary COVID-19 park closures, legal costs related to COVID-19 related matters, and temporary or initial purchases of safety monitoring and personal protective equipment.

(g) Adjusted EBITDA is defined as net loss before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.

(h) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net (loss) income.  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings.

(i) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (h) above.

(j) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

(k) Represents minimum amortization payments related to the Company’s term loan.

(l)  Net Cash Burn is calculated as net cash provided by operating and investing activities further adjusted for (i) mandatory debt service payments and (ii) other financing activities, excluding net proceeds from debt offerings, if any, and related transactions.

(m)  Reflects vendor payments during the period which were previously deferred in order to manage liquidity in response to the temporary park closures and limited reopenings related to the COVID-19 pandemic.

(n) Adjusted Net Cash Flow is defined as Net Cash Burn as further adjusted to exclude deferred vendor payments as defined in (m) above.

(o) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(p)  Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(q) Calculated as total revenues divided by attendance.

(r) For a reconciliation of the Company’s Adjusted EBITDA for the three months ended March 31, 2019, refer to table above.